Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES SECOND QUARTER CASH DISTRIBUTION
     DALLAS, Texas, June 20, 2011 — Tidelands Royalty Trust “B” (Pink Sheets: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.199804 per unit, payable on July 14, 2011, to unitholders of record on June 30, 2011. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter decreased to $0.199804 per unit from $0.225347 per unit last quarter. Royalties received this quarter as compared to the last quarter are down primarily due to a decrease in the volume of oil and natural gas produced that was partially offset by an increase in the price of both oil and natural gas. There was a 14% decrease in revenue from the three fields in the West Cameron Area as compared to the last quarter.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794